EXHIBIT 99.1
AFLAC INCORPORATED ANNOUNCES FIRST QUARTER RESULTS,
INCREASES SECOND QUARTER CASH DIVIDEND
COLUMBUS, Georgia – April 24, 2007 – Aflac Incorporated today reported its first quarter results.
Total revenues were $3.8 billion during the first quarter of 2007, compared with $3.6 billion in the first quarter of 2006. Net earnings were $416 million, or $.84 per diluted share, compared with $375 million, or $.74 per share, a year ago. Net earnings included realized investment gains of $9 million, or $.02 per diluted share, unchanged from a year ago. The impact on net earnings from the change in fair value of the interest rate component of the cross-currency swaps related to the company’s senior notes, as required by SFAS 133, was immaterial in the first quarter of 2007. In the first quarter of 2006, the impact from SFAS 133 benefited net earnings by $2 million, or nil per diluted share.
We believe that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of Aflac’s underlying profitability drivers. We define operating earnings as the profits we derive from our operations before realized investment gains and losses, the impact from SFAS 133, and nonrecurring items. Management uses operating earnings to evaluate the financial performance of Aflac’s insurance operations because realized gains and losses, the impact from SFAS 133, and nonrecurring items tend to be driven by general economic conditions and events, and therefore may obscure the underlying fundamentals and trends in Aflac’s insurance operations.
Furthermore, because a significant portion of our business is in Japan, where our functional currency is the Japanese yen, we believe it is equally important to understand the impact on operating earnings from translating yen into dollars. We translate Aflac Japan’s yen-denominated income statement from yen into dollars using an average exchange rate for the reporting period, and we translate the balance sheet using the exchange rate at the end of the period. However, except for a limited number of transactions, we do not actually convert yen into dollars. As a result, we view foreign currency translation as a financial reporting issue for Aflac and not as an economic event to our company or shareholders. Because changes in exchange rates distort the growth rates of our operations, we also encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. The chart at the end of this release presents a comparison of selected income statement items with and without foreign currency changes to illustrate the effect of currency translation.
Operating earnings in the first quarter of 2007 were $407 million, compared with $364 million in the first quarter of 2006. Operating earnings per diluted share rose 13.9% in the quarter to $.82, compared with $.72 a year ago. The weaker yen/dollar exchange rate lowered operating earnings per diluted share by $.01 during the quarter. Excluding the impact from the weaker yen, operating earnings per share increased 15.3%.
During the first quarter, we acquired 5.1 million shares of Aflac stock. At the end of the first quarter, we had approximately 32 million shares available for repurchase under authorizations by the board of directors.
AFLAC JAPAN
Aflac Japan’s financial results in the first quarter were solid and consistent with our expectations. Premium income in yen increased 4.9% in the first quarter of 2007, and net investment income rose 9.2%. Investment income growth in yen terms was magnified by the weaker yen/dollar exchange rate because approximately

39% of Aflac Japan’s first quarter investment income was dollar-denominated. Total revenues rose 5.7%. Due to improvement in the benefit ratio, the pretax operating profit margin expanded from 16.7% to 17.6%. As a result, pretax operating earnings in yen were up 11.8%.
The average yen/dollar exchange rate in the first quarter of 2007 was 119.48, compared with an average rate of 116.90 in the first quarter of 2006. Aflac Japan’s growth rates in dollar terms were modestly suppressed as a result of the 2.2% weakening of the average exchange rate during the quarter.
Premium income in dollars was $2.2 billion in the first quarter, up 2.6% over a year ago. Net investment income rose 6.9% to $436 million. Total revenues were $2.6 billion, an increase of 3.4%. Pretax operating earnings increased 9.3% to $465 million.
As we had anticipated, Aflac Japan’s total new annualized premium sales declined in the first quarter. Total new sales decreased 10.6% to 26.3 billion yen, or $221 million in the first quarter. Aflac Japan’s sales continued to reflect weakness in the demand for supplemental medical insurance. We also experienced lower sales in the ordinary life category during the quarter as consumers awaited future declines in life insurance premium rates due to new mortality tables that took effect April 2, 2007. We were encouraged to see a double-digit increase in cancer insurance for the quarter. We continue to expect 2007 to be a challenging year from a sales perspective and believe sales will be lower in the second quarter, compared with a year ago. However, we remain optimistic that sales will recover with a modest increase in the second half of the year.
AFLAC U.S.
Aflac U.S. performed very well in the first quarter. Premium income increased 10.9% to $961 million. Net investment income rose 10.3% to $122 million. Total revenues were up 10.7% to $1.1 billion. Pretax operating earnings were $169 million, an increase of 15.4% over the first quarter of 2006.
We were also pleased with the continued momentum of our U.S. sales. Total new annualized premium sales rose 10.6% to $352 million. Sales in the quarter were again led by accident/disability and cancer expense insurance. We remain very satisfied with our progress in the ongoing expansion of our U.S. sales force. Despite the anticipated decline in newly recruited sales associates, the number of average weekly producing sales associates, which we believe to be a more meaningful metric, increased 6.8% in the quarter. We believe the increase in producing sales associates reflects the success of the training programs we implemented over the last few years. We remain enthusiastic about the opportunities in the U.S. market, and continue to look for total new annualized premium sales to increase 6% to 10% for the full year.
DIVIDEND
The board of directors increased the quarterly dividend payment by 10.8%, effective with the second quarter. The second quarter cash dividend of $.205 per share is 57.7% higher than the second quarter of 2006, and is payable on June 1, 2007, to shareholders of record at the close of business on May 18, 2007. This marks the third consecutive quarter of cash dividend increases, and 2007 marks the 25th consecutive year in which the dividend has been increased.
OUTLOOK
Commenting on the company’s first quarter results, Chairman and Chief Executive Officer Daniel P. Amos stated: “Overall, we are pleased with Aflac’s results for the first quarter of 2007 and with our outlook for the remainder of the year.
“Although Japan remains a challenging market from a sales perspective, Aflac Japan’s financial results continue to reflect the many attractive attributes of our business. Our persistency remained strong and despite a sales decline, Aflac Japan’s annualized premiums in force still rose 4.8%. At the same time, our benefit ratio again improved, and our expense ratio remained stable, resulting in improved profitability.

“We remain excited about our prospects in the U.S. market, and we are very pleased with the momentum of Aflac U.S. The steady expansion of our base of producing sales associates remains the key to capitalizing on the opportunities in the vast U.S. market. We believe our commitment to training has resulted in a continued increase in the number of producing sales associates. We are also pleased with the stable operating trends of Aflac U.S., which have resulted in consistent growth of pretax earnings.
“Based on our first quarter results, we remain very optimistic about achieving our financial targets for the year. Our primary financial goal for 2007 is to produce 15% to 16% growth in operating earnings per diluted share, excluding the impact of the yen. We believe that goal reasonably reflects the challenges and opportunities we see in the two largest insurance markets in the world. And the board of directors’ decision to increase the cash dividend again reflects our strong capital position and our commitment to increasing value to Aflac’s shareholders.”
For more than 50 years, Aflac products have given policyholders the opportunity to direct cash where it is needed most when a life-interrupting medical event causes financial challenges. Aflac is the number one provider of guaranteed-renewable insurance in the United States and the number one insurance company in terms of individual insurance policies in force in Japan. Our insurance products provide protection to more than 40 million people worldwide. Aflac has been included in Fortune magazine’s listing of America’s Most Admired Companies for seven consecutive years and in Fortune magazine’s list of the 100 Best Companies to Work For in America for nine consecutive years. Aflac has also been recognized three times by both Fortune magazine’s listing of the Top 50 Employers for Minorities and Working Mother magazine’s listing of the 100 Best Companies for Working Mothers. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com.
A copy of Aflac’s Financial Analysts Briefing (FAB) supplement for the first quarter of 2007 can be found on the “Investors” page at aflac.com.
Aflac Incorporated will webcast its first quarter conference call on the “Investors” page of aflac.com at 9:00 a.m. (EDT) on Wednesday, April 25.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED MARCH 31,	2007	2006	% Change

Total revenues	$3,751	$3,559	5.4%

Benefits and claims	2,258	2,181	3.5

Total acquisition and operating expenses	857	803	6.7

Earnings before income taxes	636	575	10.7

Income taxes	220	200

Net earnings	$416	$375	10.9%

Net earnings per share – basic	$.85	$.75	13.3%

Net earnings per share – diluted	.84	.74	13.5

Shares used to compute earnings per share (000):
Basic	490,554	498,037	(1.5)%
Diluted	496,658	504,574	(1.6)

Dividends paid per share	$.185	$.13	42.3%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

MARCH 31,	2007	2006	% Change

Assets:

Total investments and cash	$53,268	$48,865	9.0%

Deferred policy acquisition costs	6,157	5,706	7.9

Other assets	1,767	1,565	12.8

Total assets	$61,192	$56,136	9.0%

Liabilities and shareholders’ equity:

Policy liabilities	$46,651	$43,358	7.6%

Notes payable	1,434	1,400	2.4

Other liabilities	4,618	3,663	26.0

Shareholders’ equity	8,489	7,715	10.0

Total liabilities and shareholders’ equity	$61,192	$56,136	9.0%

Shares outstanding at end of period (000)	488,832	498,431	(1.9)%
Prior-year amounts have been adjusted for adoption of SAB 108 on January 1, 2006.

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED — IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED MARCH 31,	2007	2006	% Change

Operating earnings	$407	$364	11.8%

Reconciling items, net of tax:
Realized investment gains (losses)	9	9
Impact from SFAS 133	–	2

Net earnings	$416	$375	10.9%

Operating earnings per diluted share	$.82	$.72	13.9%

Reconciling items, net of tax:
Realized investment gains (losses)	.02	.02
Impact from SFAS 133	–	–

Net earnings per diluted share	$.84	$.74	13.5%
FOREIGN CURRENCY TRANSLATION EFFECT ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

	Including	Excluding
	Currency	Currency
THREE MONTHS ENDED MARCH 31, 2007	Changes	Changes[2]

Premium income	5.0%	6.6%

Net investment income	7.9	9.1

Total benefits and expenses	4.4	6.0

Operating earnings	11.8	13.0

Operating earnings per diluted share	13.9	15.3

1 The numbers in this table are presented on an operating basis, as previously described.
2 Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks, and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target,” or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements.
We caution readers that the following factors, in addition to other factors mentioned from time to time could cause actual results to differ materially from those contemplated by the forward-looking statements: legislative and regulatory developments; assessments for insurance company insolvencies; competitive conditions in the United States and Japan; new product development and customer response to new products and new marketing initiatives; ability to attract and retain qualified sales associates and employees; ability to repatriate profits from Japan; changes in U.S. and/or Japanese tax laws or accounting requirements; credit and other risks associated with Aflac’s investment activities; significant changes in investment yield rates; fluctuations in foreign currency exchange rates; deviations in actual experience from pricing and reserving assumptions including, but not limited to, morbidity, mortality, persistency, expenses, and investment yields; level and outcome of litigation; downgrades in the company’s credit rating; changes in rating agency policies or practices; subsidiary’s ability to pay dividends to parent company; ineffectiveness of hedging strategies; catastrophic events; and general economic conditions in the United States and Japan.
Analyst and investor contact – Kenneth S. Janke Jr., 800.235.2667 – option 3, FAX: 706.324.6330, or kjanke@aflac.com
Media contact – Laura Kane, 706.596.3493, FAX: 706.320.2288, or lkane@aflac.com